                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  ________

                                Form 10/A-1

                             GENERAL FORM FOR
                         REGISTRATION OF SECURITIES

                   PURSUANT TO SECTION 12(b) OR 12(g) OF
                    THE SECURITIES EXCHANGE ACT OF 1934
                                  ________

                          THE NEW ANACONDA COMPANY
                         -------------------------
               (Name of Small Business Issuer in its charter)


        UTAH                                                 87-0405529
--------------------------------                        -------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)



136 East South Temple, Suite 1700-A, Salt Lake City, Utah           84111
---------------------------------------------------------          --------
(Address of principal executive Offices)                         (Zip Code)

     Registrant's telephone number, including area code:       801-355-1341

Securities to be registered under Section 12(b) of the Act:

     None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $.001 Par Value



               INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Form 10-SB contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which act contains safe harbor provisions for forward looking statements. Statements made in connection with initial public offerings, however, are not protected by the safe harbor provisions of the Private Securities Litigation Reform Act. Nonetheless, the Company believes that investors will benefit from the cautionary language included in this paragraph. For this purpose any statements contained in this Form 10-SB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate," or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, many of which are not within the Company's control. These factors include but are not limited to economic conditions generally and in the industries in which the Company may participate; competition within the Company's chosen industry, including competition from much larger competitors; technological advances and failure by the Company to successfully develop business relationships.

ITEM 1.   BUSINESS.

     The New Anaconda Company, which is not affiliated or otherwise associated with the Anaconda Company or any of its affiliates, is a development stage company in the business of processing mine tailings, (mineral ore), and selected industrial waste into viable by-products which include magnetic iron oxide, bulk filler powders, liquid fertilizer base and precious metals. The Company uses proprietary separating technology acquired and developed by it to separate oxide materials and precious metal residues from previously mined and processed ore and selected industrial waste materials. This proprietary technology, known as the Waste Oxide Resource System ("WORS") process utilizes environmentally safe chemical engineering applications to produce commercial by-products from the ore materials with very little waste discharge. The Company will contract with mining companies and producers of certain industrial waste to acquire the tailings and waste the Company will process. The Company also owns real property and minerals rights and has a joint venture interest in mineral properties which may be suitable as a source of materials.

     To commence operations, the Company will need to complete construction of its initial pilot plant originally planned to be located in Victoria, Texas, however, due to transportation costs will now be located close to the origin of the process materials in West Virginia. The plant design and equipment is currently over 50% completed. The pilot plant's estimated capacity will be a minimum of 50 tons of material per day. Once the pilot plant is commissioned, the Company plans to build a series of main production facilities with multiple production lines. The Company expects to install these production facilities over a period of three to five years, with the first main production facility fully functional by 2003. This initial main production plant is projected to have capacity of up to 500 tons of material per day.

     The Company is currently investigating additional potential sites for the other main production facilities to be located with a maximum capacity of up to 2,500 tons of material per day being targeted.

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

HISTORY AND DEVELOPMENT

     The Company was incorporated on June 13, 1983 in the State of Utah under the name Trac Control Systems, Inc. On January 16, 1984, the Company changed its name to Computrac Systems, Inc. From the date of incorporation through 1988 the Company was in the business of developing security monitoring devices for use by law enforcement agencies. The business conducted by the Company was not successful and operations were discontinued. From 1988 to 1997, the Company conducted no business activities except for the investigation of new business opportunities available to the Company.

     On August 21, 1997, the Company entered into a reorganization with Foureyes, plc, a corporation organized under the laws of the United Kingdom and Great Britain. The name of the Company was changed to Foureyes Holdings, Inc. As a result of the reverse acquisition of Foureyes, plc, control of the Company was acquired by Granleigh Holdings Limited ("Granleigh"). Mr. Paul A. de Rome, the President of the Company is also the Chief Executive Officer of Granleigh. Foureyes, plc became a wholly owned subsidiary of the Company.

     During 1997 and 1998 the Company through Foureyes, plc purchased several gold production contracts from Harnell Trading Limited, ("Harnell"), a related party of the Company through common ownership and control. The gold production contracts were purchased from Harnell by the Company for $500,000. Harnell did not make full delivery of the gold as required by the terms of the initial gold production contracts. In lieu of delivery of the gold, Harnell paid Foureyes, plc $492,323, issued 120 additional gold production contracts and delivered 1,000,000 common shares of Ventura Corporation, ("Ventura") a Niue corporation (located in the south pacific). Ventura is a related company of the Company and Harnell.

     The Company then exchanged the 1,000,000 shares of Ventura for 166,667 shares of Anglo American Metals, Inc., ("Anglo American") a Texas corporation, which was also a related party of the Company. Anglo American Metals, Inc., is not affiliated or otherwise associated with Anglo American Gold, Ltd., or any of its affiliates.

     Development costs of Anglo American from 1993 to 1998 were advanced by Granleigh. The total debt accumulated by Anglo American to Granleigh was $32,000,000. In November 1998, Granleigh and Anglo American negotiated a debt restructure.

     Under the restructure, Anglo American issued 10,000,000 common shares to Granleigh. In turn, Granleigh transferred to Anglo American a 65% ownership interest in Ventura, with an option to acquire the remaining 35% ownership interest in Ventura. Anglo also received a 50% ownership interest in a mineral rights Joint Venture Agreement with Round Tower Holdings Limited, relating to mineral rights on BLM property located in Bakersfield, California.

     On June 7, 1999 the Company divested itself of its subsidiary Foureyes, plc., however, it retained the shares of Anglo American and the gold production contracts issued by Harnell. Also on June 7, 1999, the Company acquired in a stock for stock exchange the remaining issued and outstanding shares of Anglo American. At that time, the Company changed its name to The New Anaconda Company.



                                     3

     In August, 1999 the Company cancelled the outstanding gold production contracts and issued 20,000,000 common shares to Harnell in exchange for Harnell's proprietary separating technology. The Company incorporated the Harnell technology with other technologies the Company had developed and created the WORS technology. The WORS technology has changed the way the Company processes ore.

     Prior to the acquisition of the Harnell technology, the Company processed ore using its proprietary smelting and chemical techniques to extract precious metals contained within complex iron ores. This process did not allow the base ore material to be used in any way. Using the WORS process, however, the Company found that it can recover the oxide materials contained in the ore it processes. These oxide materials are easily convertible into bulk powders which can be used in a number of products. Due to volume of bulk powders it can produce, the Company anticipates a significant portion of its revenue will be generated from bulk powder sales.

     At no time from August 21, 1997 to the present has control of the Company changed, the transactions of the Company from 1997-1999 were undertaken to combine assets and technologies held by various related entities into a unified business entity to pursue the current business objectives of the Company.

ORGANIZATIONAL STRUCTURE OF THE COMPANY AND ITS SUBSIDIARIES

     The current organizational structure of the Company and its subsidiaries, and the principal assets of each is as follows:

  Company                               Principal Assets

  -----------------------------
  |The New Anaconda Company,  |
  |a Utah Corporation         |
  -----------------------------
                                        -----------------------------
                                        |Pilot Plant & Equipment in |
                                        |Victoria, Texas            |
                                        -----------------------------
  ------------------------------
  |Anglo American Metals, Inc. |
  |a Texas Corporation, wholly |
  |owned by The New Anaconda   |        -----------------------------
  |Company                     |        |Joint venture agreement on |
  ------------------------------        |mineral rights in          |
                                        |Bakersfield, California    |
                                        -----------------------------
  ------------------------------
  |Ventura Corporation         |
  |a Nieu Corporation, owned   |
  |100% by Anglo American      |
  |Metals, Inc.                |
  ------------------------------

  ------------------------------        -----------------------------
  |Ferry Lane Limited,         |        |Land and mineral rights in |
  |a British Virgin Island     |        |Butte, Montana             |
  |Corporation, wholly owned   |        -----------------------------
  |by Ventura Corporation      |
  ------------------------------

                                     4
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
DESCRIPTION OF SUBSIDIARIES AND PLANS OF OPERATION

     ANGLO AMERICAN METALS, INC. Anglo American was organized as a Nevada corporation in 1993 and was re-domiciled as a Texas corporation on May 20, 1996. The business objective of Anglo American is to further develop the proprietary chemical extraction technology for base and precious metals and to construct and operate a commercial processing facility utilizing that technology.

     THE WORS PROCESS

     The WORS process is a separation process used to segregate oxide minerals from precious metal ore residues to create commercial by-products which include iron oxide, a combination of non-ferrous or non-magnetic oxides and ammonium hydroxide. These oxide products will be sold to existing U.S. markets. The precious metal residues will be sold to existing refineries for further processing and extraction of the refined precious metals.

     The continued development of the three stage WORS process is expected to be a key factor to the profitability of Anglo American and related
entities.  The first stage of the WORS process   separation of the oxide
material from the original ore body   is accomplished by passing ground
materials over a magnetic field apparatus which segregates the iron based oxides from the main bulk ore materials. The second stage of the WORS process involves chemical processing of the waste oxide material, which may originate from more than one site, where it is ground to very small particulate sizes, + 25 microns, mixed with chemicals and heated in a reactor to allow chemical conversation to occur. Finally, the materials allow the gas phase extraction of the heavy and precious metals, allowing the residual hot powdered oxides to be processed through a water system to magnetically separate the high grade iron oxide from the bulk concrete filler residues.

     The Company uses existing equipment developed for other industries, and some custom built equipment, to perform the three stage WORS process. For example, the Company has already tested readily available magnetic separating equipment from two manufacturers in the United States which is capable of meeting the Company's anticipated feed rates during stage one. The grinding equipment used in stage two was specifically designed and built for the Company by a manufacturer in the United States, and the first full scale unit has been installed at the facility in Texas. The heating reactor is a standard unit that the Company modified to suit its requirements.

     Similarly, the storage and feed equipment for the pilot plant are standard items and have already been installed and are operational at the Victoria facility. All other ancillary equipment that may be needed is available off the shelf from a number of manufacturers.

     A significant advantage of the WORS process is that there are almost no emissions of solid particulate, gas or liquid wastes. The Company's facilities and processes are environmentally safe and will conform to current environmental regulations governing water and air emission standards. All processed waste material is non-toxic and may be disposed of without special permits or handling. The pilot facilities have qualified for exemptions under the Texas Natural Resources Control Commission ("TNRCC") as well as local, state and federal regulations, current review of the regulations for West Virginia is being undertaken to ensure compliance.

                                     5
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
     Another advantage of the WORS process is that the first stage can be performed on site at the origin of the processing material. By separating on site, the Company is able to ship a significantly reduced volume of material from the ore sites to the pilot and main production facilities. This also significantly reduces the amount of raw material storage space the Company needs at its facilities. The Company intends to install the necessary first stage separating equipment at the sites of third party companies providing the raw materials. This equipment will either be operated by the Company, or by the third party supplier, as the parties determine during contract negotiations. After separation, the ore which the Company wishes to purchase from the supplier, will be transported to the pilot or main processing plant for further refining.

     It is the intent of Anglo American, as funds permit, to further develop and refine the process and equipment through an extensive research and development program to reduce processing costs and increase the applications of the technology to a broader range of raw materials.

     PROCESSING FACILITIES

     Anglo American will also focus on the construction of the pilot facility in West Virginia following the closure of the laboratory and test facility in Victoria, Texas. This pilot facility is to be located on a large site zoned for industrial use. The facility will be housed in a building of approximately 30,000 square feet and will comprise of the relocated research and development laboratory, office space and the pilot processing facility. The Company has already commenced the dismantling of the equipment and laboratory fixtures at the Victoria, Texas site, ready for the relocation to West Virginia. The Company believes the existing equipment should be sufficient to meet the production capacity of the pilot plant with the addition of the items of equipment which were identified by the testing procedures carried out at the Victoria Texas facility.

     The Company has reached agreements in principle with a third party who will supply sufficient ore at competitive prices to meet the projected capacity of the pilot plant and the initial main production plant. It has been agreed in principle that the relocation to West Virginia will be to a site which is adjacent to the third party.

     The Company may also exploit properties which it owns or on which it has mineral rights as a source of ore material for processing. However, the extensive review and testing of the properties will need to be carried out to determine the commercial viability of exploiting the mineral rights compared to the processing of third party originating ore materials.

     One of the primary reasons the Company has decided to relocate to West Virginia is that it is adjacent to the ore supply as well as close to an inland waterway. This waterway runs within 1 mile of the proposed pilot plant. The Company expects to rely primarily on commercial trucks to move the ore material to the pilot plant and barge transport to move the bulk oxide products to the various bulk distribution centers in the United States.

     Another advantage of the pilot plants proposed location is the ready availability of water, natural gas, electricity, and other essentials which are all being supplied by local utility companies, together with the immediate availability of a significant land fill site owned by the third party providing the ore materials.


                                     6
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
     The Anglo American pilot facility will require additional investment in equipment and finishing improvements to be fully commissioned. It is anticipated that the cost to complete the facility and begin full test production will be approximately $3,300,000 including the first full size production line. Once fully functional, the pilot plant will have a through put capacity of up to + 50 tons per day, of which + 40% or + 40,000 lbs. of high grade magnetic iron oxide is produced and the other + 60% or + 30 tons of bulk filler material will be produced. This bulk filler includes mixed non-magnetic oxide products which are comparable to Class "C" and Class "F" coal ash derivatives.

       Anglo eventually plans to build a larger initial main production plant to capable of accommodating increased processing demands. This plant will be built adjacent to the proposed pilot plant facility which is located on a large tract of industrial land adjacent to the third party ore site. This would continue to reduce transportation costs and increase profitability. Anglo estimates it will take approximately $14,000,000 to establish and fully commission this larger 500 ton per day facility.

     The Company does not currently have a firm commitment from any sources for the funds to commission the pilot plant or the larger initial main production plant.

     The larger plant will have a projected through put capacity of + 500 tons per day by the year 2003, producing up to 400,000 lbs. of high grade magnetic iron oxide and approximately 300 tons of combined oxide products which are intended for use as manufactured building material products per day. The secondary recovery of precious metals should produce a precious metal yield between 500 and 2,000 troy ounces of gold per day.

     The Company's secondary precious metal recovery estimates are based on over four years extensive testing and independent review of the process and the resultant yields witnessed by qualified professionals. Using standard acceptable assay and appraisal techniques, the testing has shown that the average amount of gold produced by the WORS process is 1.18 troy ounces of gold per ton of oxide concentrate processed.

     With economies of scale and superior efficiency of large scale equipment, it is expected that the average yield per ton of oxide concentrates will be between one and four troy ounces per ton processed.

     PRODUCTS

     The WORS process produces high grade iron oxide, which is + 90% pure at + 10 microns. This is comparable to iron oxides that occur naturally between one(1) and 2000 microns (1/8 inch). According to the Chemical Reporter, the current market value for high grade magnetic iron oxides is +$0.20 per lbs. The product will be shipped in bulk quantities of one ton. The purchasers will perform purity tests on the material to verify purity. The Company expects the market for these high grade oxide products to continue to expand as consumer demand in developed and developing countries far outstrips world supply. The Company anticipates that a significant portion of the revenues will be generated by the high grade magnetic iron oxide and non-ferrous oxide products produced by the Company.

     The magnetic iron oxide powder has a number of markets including recording tape, electronic card readers, rubberized magnetic products and in certain cases the high grade manufacturing of steel and related products. There are a number of potential markets within the United States and a strong market is anticipated. The powdered chemical will be dried, bagged and loaded on barges or other means of transport for delivery to third parties who will then distribute the product. This will be done FOB the pilot plant in West Virginia.

                                     7

      The residual non-ferrous (non-metallic) oxides have a variety of uses, mostly relating to bulk fillers which are predominantly used in the building and construction industries mainly as a concrete additive and filler. One specific use and revenue source which has been proposed is the possibility that the gypsum content of wallboards be replaced with the residual oxide material. This is a potentially large market area because of the limited availability of gypsum. Further, it is believed that the fire retardant quality of the oxide material and its strength in wet environments would produce a better quality product and command a better price at market. As the material is in a slurry form when it leaves the separation equipment, it is a simple process to add the binder materials to construct the wallboard.

     The Company is in discussions with wallboard manufacturers for either purchase of the product or a possible joint venture arrangement. As a bulk filler medium, the non-ferrous oxides have a comparative value of + $25.00 per ton. This being based on the value of comparable Class F Fly Ash filler. The current market for such filler products in the United States being in excess of + 35 million tons per annum.

     Liquid by-products of the proprietary ore processing is a high quality mineral salt solution which may be the basis for commercial agricultural fertilizer products and another source of revenue for the Company.

     The Company is exploring the possibility of accessing the fertilizer market, with discussions being initiated with large fertilizer manufacturers, who may establish a facility adjacent to the proposed main plant site.

     It has been indicated that they have a possible interest, subject to chemical analysis of the solutions and tests by the Agricultural Department of the University of Texas, Houston.

     The final source of revenue which may be derived by the Company will be from the heavy metal residues which are extracted as part of the overall process. These products are primarily gold and some silver, with other base metal residues. The percentage of these by-products relative to total volume of material produced is extremely small. However, due to the high value of precious metals, the Company anticipates these by-products will provide a significant additional revenue stream. As the heavy metal by-products require further refining before they become precious metals, the Company will initially negotiate the necessary refining and market the precious metals or will simply sell the heavy metal residues, although the pilot plant will have full refining capacity should the Company decide to process the residues to refined metals.

     The Company expects to yield between 50 and 200 troy ounces of gold per day from the pilot plant through this secondary recovery, and between 500 and 2,000 troy ounces of gold per day from the initial main production plant. The expansion and construction of subsequent main production plants will increase the recovery proportionately, with a potential total capacity projected at 2,500 tons per day, some five times the capacity of the initial main production plant.

     VENTURA CORPORATION. Ventura Corporation is an off-shore holding company which was formed to acquire the entire issued share capital of Ferry Lane Limited. Ventura Corporation is incorporated in Niue, and has no operating business and owns no assets other than 100% of Ferry Lane Limited.


                                     8
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

     FERRY LANE LIMITED. Ferry Lane Limited is an off-shore holding company incorporated in the British Virgin Islands (BVI). Ferry Lane Limited owns a large portion of the base and precious mineral properties and assets of the former Anaconda Company in Butte, Montana. The properties include approximately 9,000 acres of ground, with up to 3 miles of existing shafts and tunnels in what has been referred to as "The Richest Hill on Earth." These assets were previously subject to a detailed appraisal in 1987 and title insurance issued to a prior owner in the amount of $142 million by a combination of First American Title Company and Commonwealth Title Company. The current appraised value is not yet established by the Company. The audited asset value reflects the predecessor cost of $30 million.

     The Company considers the historical records of the original Anaconda Company to be a significant asset and is examining the core samples from the Montana site using the new technology to compare previous evaluations. The review of the records and core samples is expected to take several years due to the large volume of the information and samples available, some dating back to the 1880s.

     The Company intends to develop an extensive program to collate and organize drilling records, core samples, property titles and deeds. The Company also expects to initiate a maintenance program for the mining shafts and equipment on properties.

     The Company, through Anglo American, intends to implement a detailed research and testing program using its proprietary processing technology on the ore deposits on its Butte, Montana and Bakersfield, California properties. The Company will not commence any operations on the Butte or Bakersfield properties until testing is complete, which may take several years. The testing of the core samples will take place at the Company's relocated laboratory facilities in West Virginia, although eventually the Company may build a testing facility at the Butte, Montana location. It may require substantial time and capital resources to obtain the necessary governmental approvals to obtain mining permits to begin a mining operation. Therefore, the Company does not intend to seek any such permits until the testing program is completed.

     During the review period, Anglo American will process oxide materials from ore materials that are either purchased from third party ore suppliers by the Company or processed by the Company on contract to the third parties.

REPORTS TO SECURITY HOLDERS

     Prior to filing of the registration statement on Form 10 the Company was not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Upon effectiveness of this registration statement, the Company will file annual and quarterly reports with the Securities and Exchange Commission ("SEC"). The public may read and copy materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company is an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding the Company which may be viewed at http://www.sec.gov.

MARKET AND COMPETITION

     The Company intends to participate in four markets: iron oxides, non-ferrous bulk filler material or manufactured building products, liquid fertilizer and precious metals.

                                     9
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

     The iron oxides produced by the Company's processing technology will be sold to existing companies in the magnetic product industries. Due to the economy of bulk large scale production the Company will be capable of producing iron oxide powder which is much more uniform in size than most of the competition and as such is capable of maintaining a competitive edge for the foreseeable future.

     The non-ferrous oxides produced by the Company's processing technology will be sold to two existing markets, the wall board construction industry and the concrete filler industry. Again, due to the Company's processing technology, the residual non-ferrous oxides are extremely fine materials with a uniform density unlike comparable naturally occurring materials.
The products capable of utilizing the oxides is wide ranging and the Company is planning to explore the manufacturing of the oxides into finished goods as a secondary market area.

     In the interim, the Company expects that the quality of the oxides and the competitive pricing available will give the Company a continued economic advantage over the other producers.

     The liquid solutions from the Company's processing technology will be sold to existing fertilizer manufacturers where it is expected that local manufacturers will utilize the liquid by-products as a base for their existing fertilizer products. The cost savings available to the fertilizer industry by utilizing the Company's liquid by-products are expected to continue for the foreseeable future due to the fact that their current costs of raw materials far exceeds the cost to the Company for the by-product -and therefore the Company can always maintain a price structure with will remain competitive.

     The precious metals extracted by the processing technology will be sold to existing markets where a constant demand exists, all sales being based on the prevailing bullion prices of the international markets.

     The Company believes that its proprietary processing technology will provide a competitive cost advantage in the markets it will pursue. Also, because the Company is diversifying its target markets, the Company will not be dependent upon any single market or product to generate revenue.

     Initially, the Company will pursue prospective customers for its products through existing markets, trade journal advertising and direct contact. Currently, the Company is discussing sales of non-ferrous oxide material with potential customers with a joint venture proposal being discussed to build a wall board manufacturing plant adjacent to the proposed new main plant to allow the manufacturing of finished goods to be constructed from the Company's products.

EMPLOYEES

     The Company currently has five full time employees which are sufficient to perform the administration and pre-production operations of the Company. The Company intends to hire additional employees as required upon completion and commission of the pilot plant facility. The Company's employees are not covered under any collective bargaining agreements and are considered at-will employees.


                                     10
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

ITEM 2.   FINANCIAL INFORMATION.

SELECTED FINANCIAL DATA

                               2000        1999         1998        1997         1996
                        ----------------------- ------------ -----------  -----------
Operating Revenues               0           0            0           0            0
Loss from Continuing    (8,316,274)(14,997,918) (16,793,773) (2,857,090)    (964,500)
  Operations
Loss per Share               (0.10)      (0.22)       (0.56)      (0.11)           0
Total Assets            29,720,727  30,346,686    1,522,899     983,711            0
Payables Long and        2,646,197   1,598,928   24,771,762   7,700,596      964,500
 Short Term
Cash Dividend per                0           0            0           0            0
   Share

     LIQUIDITY AND CAPITAL RESOURCES

     The Company had cash on hand of $1,825 as of March 31, 2000.

     Since inception, the Company has been engaged in research and development and raising the needed capital to bring technology to the production level and, therefore, is considered a development stage enterprise. The Company's ability to move from the development stage is dependent upon its ability to generate sufficient cash flow from operations to meet its obligations on a timely basis, to obtain additional funding as may be required, and ultimately to attain successful operations.
Management has been authorized by the board of directors to issue up to 5,000,000 shares of its common stock to the public for additional financing in the future. Management is negotiating with a source of equity financing. The Company is also holding discussions with additional private placement and lending sources in case the current negotiations do not materialize. No firm commitments have been received. Management is also negotiating a joint venture with a major raw material source for the development of a pilot plant on the source's property. These negotiations are at an early stage and a successful conclusion cannot be assured. There is no assurance that the Company will be able to raise any capital or that the Company will receive sufficient capital to continue in operation. The Company operations have been placed on hold until new financing can be secured. The minimal cash expenses incurred during the past year have been funded by the Company's largest shareholder on a long-term loan basis. Management believes that the shareholder will use its best efforts to continue to provide subsistence funding, however, no agreement to do so exists and the shareholder's ability to do so on a extended basis is doubtful. Future capital commitments, including the funding needed to complete the plant, are also on hold subject to the receipt of loan or equity funds as mentioned above. Repayment of debt is anticipated to come from operating profits to be generated when the pilot plant and or subsequent plants are in operation. No debt repayment is anticipated from the anticipated financing, should it be successfully completed. The Company's long term debt is major shareholder loans. It is not anticipated that these loans will be paid until cash flow is sufficient to repay these obligations in an orderly manner. The Company has asked its officers to defer salaried and wages until financing is obtained. These salaries have been expensed but remain unpaid. The Company does expect to pay the accrual or a substantial portion of the accrual upon receipt of funds should such receipt of funds occur. This accrual as well as other liabilities is included in the increase in accrued expenses in the year ending March 31, 2000.

                                     11

     RESULTS OF OPERATIONS

     COMPARISON OF THE YEAR ENDED MARCH 31, 2000 AND THE YEAR ENDED
     MARCH 1, 1999.

     The Company had no revenue during the year ended March 31, 2000 or during the same 1999 period.

     General and administrative expenses of $8,214,979 incurred in the year ended March 31, 2000 exceed the $2,532,133 for the year ended March 31, 1999 by $5,682,846. The 2000 period includes $6,750,000 of consulting expenses not included in the comparable 1999 period. The $6,750,000 was paid in stock valued at $2.25 per share, which was the market price at the time of issuance. 1,000,000 of these shares were issued for consulting activities including, among other things, the identification of potential funding sources and 2,000,000 were issued to an executive recruiting service for finding and inducing a Company officer to enter into a three year consulting agreement with the Company.

     Except for this consulting expense other administrative expenses are less than the 1999 period by $1,067,154. This reduction of expenses is due to the reduced level of company activity during the twelve months ended March 31, 2000. Legal and professional fees incurred in the twelve months ended March 31, 1999 were $236,938 compared to $129,328 in the year ended March 31, 2000. Public relations and advertising expenses of $420,516 were incurred in the twelve months ended March 31, 2000 compared to $1,382 in the prior year. Travel expense increased from $33, 086 in the year ended March 31,1999 to $114,567 in the year ended March 31, 2000. These increases were as a result of preparing the Company for registration and fund raising activities. These increases were offset by reductions in insurance expense with a credit in the twelve months ended March 31, 2000 of $7,586 compared to an expense of $997,262 in the 1999 year. Electricity expense was reduced to $4,591 in the year ending March 31, 2000 from $21,220 in the year ended March 31, 1999. Salaries expenses were reduced from $810,346 in the twelve months ended March 31, 1999 to $397,110 in the year ended March 31, 2000. Supplies expenses were reduced from $65,751 in the year ended March 31, 1999 to $4,521 in the 2000 year. All of these personnel and facilities expenses were reduced during the year ended March 31, 2000 as a result of ceasing operations pending the receipt of funds.

     Research and development activities of $51,802 for the twelve months ended March 31, 2000 are $44,248 more than the $7,554 incurred in the same period in 1999. This increase was due to expenses incurred in testing a new reactor system and gas collection methods associated with the new reactor.

     Interest expense of $11,910 in the year ended March 31,2000 is significantly less than the $12,010,354 interest expense in the prior year twelve month period. The Company extinguished most of its third party debt in November, 1998 and as such the interest expense for the fiscal year ended March 31, 2000 represents only interest associated with installment purchases of equipment and vehicles at the Victoria, Texas facility. In 1997 and 1998 the Company entered into a borrowing program with a finance house in London whereby the Company agreed to repay $250,000 for each $100,000 borrowed. The loans were for a twelve month period and the interest portion was expensed ratably over the twelve months. The Company believed that the monies would be sufficient to complete a plant and that the loans would be repaid from the resultant cash flows. The Company


                                     12
entered into this program as it did not have alternative financing at the time. The Company believed that the high rates of interest could be covered by the cash flow that resulted from profit from operations and that it would be able to repay principle and interest within the twelve months. This belief was based on understandings that the underwriters would raise sufficient money to complete a facility. The finance house did not continue the program to that end.

     The Company found itself in a position where it had agreed to pay these high interest rates but did not have the funds to complete the operating plant to produce the cash flow. The Company negotiated an agreement in November 1998 to convert this debt to common shares.

     Due to cash flow difficulties, the Company was forced to return some equipment and vehicles during the twelve months ended March 31, 2000. This disposal resulted in a loss of $73,150. The Company had lost $447,877 during the year ended March 31, 1999, primarily from the sale lease back of the Victoria, Texas facility.

     During the twelve months ended March 31, 1999, the Company had an extraordinary gain on the extinguishments of debt of $5,705,000. This gain resulted from the conversion of debt to equity. No such gain occurred in the March 31, 2000 fiscal year.

     COMPARISON OF THE YEAR ENDED MARCH 31, 1999 AND THE YEAR ENDED MARCH 31, 1998.

     The Company had no revenue in the twelve months ended March 31, 1999. No revenue was generated in the year ended March 31, 1998 .

     General and administrative expense for the twelve months ended March 30, 1999 was $2,532,133. This is $1,304,713 less than the $3,736,846 incurred in the twelve months ended March 31, 30, 1998. This reduction is due to the reduced level of activities during the latter half of fiscal year 1999.

     Research and development activities for the twelve months ended March 31, 1999 was $7,554 compared to $124,574 during the twelve months ended March 31, 1998. This reduction is due to the general reduction of activities during the second half of the year ended March 31, 1999.

     Interest expense for the twelve months ended March 31, 1999 was $12,010,354. The 1998 years interest expense was $13,057,375. This reduction is due to a lesser amount of loans initiated in the 1999 year and the extinguishments of the debt program in November 1998.

      Interest expense incurred in both fiscal years 1999 and 1998 result from a borrowing program initiated in the latter part of fiscal 1997. In November 1998 the Company negotiated a stock issuance program to retire the remaining principal and accrued interest from this program. This negotiated agreement resulted in the creditors accepting stock at a stated value of $5,705,000 less than the total interest and principal. This resulted in an extraordinary gain for the 1999 fiscal year.

     During the twelve months ended March 31, 1999, the company sold its plant facility in Victoria, Texas under a sale-leaseback arrangement. The sale resulted in a loss of $386,161. No such transaction occurred in the 1998 comparable period.

                                     13

ITEM 3.   PROPERTIES.

     The Company houses its administrative offices at 136 East South Temple, Suite 1700-A, Salt Lake City, UT 84111 which are held on a month to month basis. It is anticipated that the administrative offices of the Company will remain at such address until the pilot plant and main plant in West Virginia are in full operation.

     The Anglo American pilot processing plant is located at 3701 East Rio Grande, Victoria, Texas 77901. The plant land and buildings are leased for $3,500 per month with an option to purchase for market value, estimated at $350,000. The $350,000 was budgeted as part of the Company's next round of financing, and represents the cost of reaquiring the land and buildings which were sold on a sale/lease back arrangement with a local property developer, however, as the plans to relocate the pilot plant to West Virginia are almost complete, the budget of $350,000 will be applied to the construction cost of the new facility in West Virginia. The lease expired in August 2000 with the Company exercising its option to rent on a month to month basis

     The Company, via its subsidiary Ferry Lane Limited, owns property and mineral rights in Butte, Montana. The size of the properties, as far as records indicate, exceeds 9,000 acres comprising surface and underground mining claims, agricultural land, and listed historical monuments. The property also includes various warehouse buildings which hold thousands of drillings samples and records covering the testing and mining conducted on the properties during the past century. There are hundreds of individual deeds relating to individual claims, some of which date back to the late 1800's. Physical transfer of the deeds has been initiated, however, because the transfers are recorded manually, the Company anticipates it will be several months before all deeds are transferred.

     The Company also has a joint venture interest under an Ore Processing Contract with an entity that has a mineral lease on BLM owned property near
Barstow, California.   The Company has no obligation to conduct any mining
operations on the property. All permits and mining activities will be conducted by the joint venture partner, Cameron Miller and Gold Scout, LLC., who have other properties in New Mexico and Arizona, and may, at their discretion, provide ore concentrate material to the Company from these sites.

     The Company will process the materials delivered by the joint venture partner to the Company's facility in Texas. Currently, there is no date set when the joint venture activities will commence.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth as of November 7, 2000, the name and the number of shares of the Registrant's Common Stock, par value of $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Registrant to own beneficially, more than 5% of the 95,000,000 issued and outstanding shares of the Company's Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

                                     14

Title of  Name and Address of           Amount and Nature of     Percentage
Class     Beneficial Owner              Beneficial Ownership (2) of Class
--------  ----------------------------- ------------------------ ----------
Common    Paul A. deRome (1, 3-5)       48,272,672               50.81%
          54 Rennie Court
          Upper Ground
          London SE1 9LP

Common    John F. Pope (1, 6)           2,228,125                2.35%
          13969 Marquesas Way
          Suite 101B
          Marina del Rey, CA 90292

Common    Harriette E. Blum (1)         48,674,748               51.24%
          Flat 4, 80A Belvedere Road
          Upper Norwood
          London SE19 2HZ

Common    M. Allen Walker (1,7)         667,004                  0.70%
          100 Red Bud Lane
          Lake Jackson, TX 77566

Common    Mark A. deRome (1)            43,129,940               45.40%
          54 Rennie Court
          Upper Ground
          London SE1 9LP

Common    SYTCO Limited (4)             46,376,030               48.82%
          11 Myrtle Street
          Douglas, Isle of Man
          IM1 1ED

Common    Granleigh Holdings
          Limited (5)                   42,756,840               45.01%
          C/o Unit 19
          Enterprise House 59-65
          Upper Ground
          London SE1 9PQ

Common    Parallax Holdings Co.,
          Ltd. (6)                      2,000,000                2.11%
          British Virgin Islands
---------------------------------------------------------------------------

Common    Officers, Directors and       54,231,622               57.09%
          Nominees as a Group:
          5 persons
---------------------------------------------------------------------------

(1) Officer and/or Director of the Company

(2) The term "beneficial owner" refers to both the voting power (which includes the power to vote, or to direct the voting of, such security) or investment power (which includes the power to dispose, or to direct the disposition of, such security). Inasmuch as these rights or shares may be held by more than one person, each person who has a beneficial ownership interest in shares is deemed the beneficial owners of the same shares because there is shared power of investment or share rights of ownership.

                                     15

(3) Paul A. de Rome is the owner of record of 2,132,305 shares. Additional shares attributed to Paul A. de Rome include the SYTCO Limited shares in as much as Mr. de Rome may be considered to have qualified investment power over the SYTCO Limited shares in limited circumstances and the 66,100 shares in the name of Patricia Crawford who is the wife of Mr. de Rome and 12,000 shares owned by Classic Enterprises Limited, a company controlled by Mr. de Rome.

(4) SYTCO Limited is the owner of record of 3,619,190 shares. SYTCO Limited wholly owns Sorciere, Ltd. which in turn wholly owns Granleigh Holdings Limited.

(5) Granleigh Holdings Limited is the owner of record of 40,889,023 shares. Paul A. de Rome is Granleigh Holdings Limited's Chief Executive Officer.

(6) Shares attributed to Mr. Pope include the Parallax Holdings Co., Ltd. shares in as much as Mr. Pope may be considered to have qualified investment power over the Parallax shares in limited circumstances. Parallax Holdings Co., Ltd. is the owner of record of 2,000,000 shares. Mr. Pope also holds 225,000 shares jointly with his wife Guadalupe H. Pope. In addition to these shares, Guadalupe H. Pope owns 3,125 in her own name, which may be attributable to Mr. Pope.

(7) Northeastern Mutual Investments Limited is the owner of record of 139,504 which are attributed to Mr. Walker of which he is the owner.

     There are no contracts or other arrangements that could result in a change of control of the Company.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

     The following table sets forth as of March 31, 2000, the name, age and position of each executive officer and director and the term of office of each director of the Corporation.

NAME                  AGE  POSITION                 DIRECTOR OR OFFICER SINCE
--------------------- ---- ------------------------ -------------------------
Paul A. de Rome       48   Director and President   August 4, 1997

Harriette E. Blum     44   Director, Secretary      August 4, 1997
                           and Treasurer

M. Allen Walker       54   Director                 August 4, 1997

Mark A. de Rome       43   Director and
                           Vice President           June 7, 1999

John F. Pope          59   Director                 June 7, 1999

     Each director serves for a period of one year or until his successor is duly elected and qualified. Officers serve at the will of the Board of Directors.

     The following sets forth certain biographical information relating to the Company's Officers and Directors:


                                     16

     PAUL A. DE ROME, DIRECTOR AND PRESIDENT. Mr. de Rome holds a Bachelor of Science degree in Chemistry and a Bachelor of Arts degree in Automotive Engineering Design. Mr. de Rome brings extensive experience in the area of international financial management. Following a career in retail sales, Mr. de Rome became involved in the securities and bullion markets as a Senior Trader with De Brys Investment Group. While at De Brys, Mr. de Rome was responsible for the creation and trading of options, futures, arranging swaps and esoteric "arbitrage" funding as well as trading in staple commodities and precious metals on the major international markets. Mr. de Rome moved to Yale Financial Consultants as a Senior Partner where, in association with a City of London securities house, he was responsible for the placement of investment funds into managed funds and related bank or treasury instruments. As CEO of Gourlay Wolff Group of Companies in London, Mr. de Rome held positions with responsibility for the overall management of the company and specific responsibility for the direct liaison with senior clients and their portfolio management. Mr. de Rome also performed contract and documentary reviews, debt restructuring and private placement of bank instruments. Currently, Mr. de Rome is CEO and Administrative Trustee of Foxley Management Limited, a company that acts as an independent consultant to private and government agencies with specific attention in the matters of finance and gold related security matters. Mr. de Rome is also the President and CEO of Anglo American Metals, Inc. and is responsible for the overall coordination of the group's precious metal and bulk powder chemical engineering activities. He is also responsible for the design and construction of the new chemical engineering plant and refinery in Texas and the implementation of the proprietary technology owned exclusively by the group. As CEO of European Business Group plc and Foureyes plc, for the last five years Mr. de Rome has been responsible for the overall coordination of the group's activities and liaison with the other group holdings. Mr. de Rome is also CEO of both Sorciere Limited and Granleigh Holdings Limited.

     Mr. de Rome currently resides in London, United Kingdom. He dedicates almost 100% of his time to the affairs of the Company.

     HARRIETTE E. BLUM, DIRECTOR, VICE PRESIDENT, AND SECRETARY. Ms. Blum has extensive work experience in administrative areas. She is currently a director for Foxley Management Limited where she handles all aspects of administration for UK and offshore companies and receives and processes venture capital applications. From February 1997 to the present Ms. Blum has been serving as the secretary for the Company. From July 1992 to February 1997, Ms. Blum served a director with responsibility of overall administrative matters for Linwood Investments, a company formed to act as an independent consultant to private and government agencies in matters of finance and related security matters. From 1986 to 1992, Ms. Blum was employed as the personal assistant to the Chairman of Gourlay Wolff Group of Companies, a securities and commodity house. As personal assistant, Ms. Blum was responsible for all personal and office administrative functions. From 1980 to 1986, Ms. Blum served as PA/Secretary to Commercial Manager of Marathon Oil Limited and was responsible for the administrative functions for a department of over 200 staff. From 1974 to 1980, Ms. Blum was employed in various administrative capacities with increasing responsibilities. As Operations Director of European Business Group plc and Foureyes plc, Ms. Blum has been responsible for the overall coordination of the group's activities and liaison with the other group holdings. Ms. Blum is also a Director of both Sorciere Limited and Granleigh Holdings Limited.

     Ms. Blum resides in London, United Kingdom, and devotes approximately 20% of her time to Company affairs.

                                     17

     M. ALLEN WALKER, DIRECTOR AND VICE PRESIDENT. Mr. Walker holds a B.S. degree in Chemical Engineering from the University of New Mexico. Mr. Walker has more than twenty-five years experience in process design, engineering, maintenance, operations, start-up and construction of process plants. Mr. Walker's experience is primarily in chemical and plastics production processes. Areas of expertise include conceptual process design, computer simulations, flow-sheet, piping and instruments drawings development, relief systems, design and sizing, plan equipment operations optimization, and programming operations computer control systems. Mr. Walker has a broad background in environmental operations and services.
Mr. Walker's previous work experience include two years with Hasco Consultants, 18 years with Dow Chemical Company and six years with Universal Contractors of Albuquerque. After the six years with Universal Contractors of Albuquerque Mr. Walker was hired by the Company in 1997 where he is currently employed as Plant and Planning Director for Anglo American Metals, Inc., and is responsible for planning in respect to installation of production equipment and environmental requirements. Throughout his career, Mr. Walker has held the position of Environmental Specialist, Senior Research Engineer, Productions Engineer, Senior Environmental Technician, Chemical Aide to Senior Research Technician and Assistant Superintendent.

     Mr. Walker resides in Lake Jackson, Texas. He is currently devoting 100% of his time to Company matters.

     MARK A. DE ROME, DIRECTOR AND VICE PRESIDENT. Mr. de Rome holds a mechanical engineering qualification (distinction) from the City & Guilds London Institute. He is skilled in welding fabrication and vehicle body craft. Mr. de Rome has held positions in metal design and engineering, construction engineering and automotive design. Mr. de Rome owned a professional automotive custom design body shop for eight years prior to his current position with Anglo American Metals, Inc., where he is employed as Executive Vice President as of June of 1999.

     Mr. de Rome is responsible for the construction and daily operations of the plant administration and offices, dealing with overseeing the financial and administrative affairs of the Company. Mr. de Rome is also a Director of both Sorciere Limited and Granleigh Holdings Limited.

     Mr. de Rome resides in London, United Kingdom. Mr. de Rome devotes 100% of his time to the Company.

     MR. JOHN F. POPE, DIRECTOR, TREASURER AND CHIEF FINANCIAL OFFICER Mr. Pope began his professional career in 1963 as an auditor in public accounting and subsequently on the corporate staff of Olivetti Underwood in New York. He joined Burger King Corporation in Miami, Florida, in July 1968 and progressed to the position of Controller, Company Stores Division. He joined Orange Julius International, Inc., Santa Monica, California, in 1974 as Vice President, Finance and a Director for the parent company and its national and international subsidiaries. In 1980, Mr. Pope became President of Inflation Management, Inc., Los Angeles, California. From February 1982 until February 1984, he was Vice President, Finance of Aerobic Dancing, Inc. In 1984 he became Senior Vice President of Animated Playhouses Incorporated and Subsidiaries, before moving to become Executive Vice President Finac International, Inc., an investment and venture capital firm in Torrance, California. From 1986 through November 1987, Mr. Pope acted as Vice President, Finance and Administration for ASI Sign Systems of Marina Del Rey, Inc. After leaving ASI in late 1987, Mr. Pope became an independent financial consultant assisting a number of domestic and international public and private companies in franchising, financial structure, and internal and SEC reporting. This has been the principal

                                     18
business activity for Mr. Pope from 1987 to the present time. He continues to serve on the Board of Directors of several companies he helped to become public companies. Mr. Pope is a Certified Management Accountant (CMA) and serves on the National Board of Directors of the Institute of Management Accountants, where he is currently a member of the National Strategic Planning Committee, having previously chaired the National Committee of Finance, National Member Interest Groups Committee. He has also been Certified in Financial Management (CFM) by the same institute. He is a Certified Public Accountant (CPA) and a member of the American Institute of Certified Public Accountants (AICPA), the California Society of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He has been a member of the Curriculum Steering Committee, School of Accountancy, University of Southern California, and a number of other professional and civic organizations. Mr. Pope brings extensive experience and knowledge to the Company with a background in public accounting and management from numerous public and private companies.

     Mr. Pope resides in Marina del Rey, California. He presently devotes 75% of his time to the Company.

     Mr. Paul A. de Rome, President and Director of the Company and Mr. Mark A. de Rome, vice President and Director of the Company are brothers. There are no other familial relationships within the Company.

     Mr. John F. Pope has directorship in The Quantum Group, Inc. which is a reporting company, and in "The Guaranteed Equity Fund No. 1 Ltd."

     To the knowledge of management, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

     (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

     (2) was convicted in a criminal proceeding or named subject of a pending criminal prosecution (excluding traffic violations or other minor offenses);

     (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities;

          (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

          (ii)  engaging in any type of business practice; or

          (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

                                     19

     (4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

     (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated

     (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

ITEM 6.   EXECUTIVE COMPENSATION.

     The following chart sets forth certain summary information concerning the compensation paid or accrued for each of the Registrant's last three completed fiscal years to the Registrant's or its principal subsidiaries' chief executive officers and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at March 31, 2000, the end of the Registrant's last completed fiscal year).

                              SUMMARY COMPENSATION TABLE
                                                    Long Term Compensation
                          Annual Compensation       Awards            Payouts
(a)               (b)     (c)      (d)     (e)      (f)      (g)      (h)    (I)
                                                             Securities
                                                             Under-
                                                             lying
                                           Other    Restr-   Option
                                           Annual   icted    /SAR's
                                           Compen-  Stock    Compen-         All
                                           sation   Awards   sation          Other
                          Salary   Bonus
Position          Year    ($)      ($)     ($)      ($)      (#)      ($     ($)
------------------------------------------------------------------------------------
Paul A. de Rome   1999    -0-      -0-     -0-      -0-      -0-      -0-    -0-
President         1998    -0-      -0-     -0-      -0-      -0-      -0-    -0-
                  1997    -0-      -0-     -0-      -0-      -0-      -0-    -0-

Harriette E. Blum 1999    -0-      -0-     -0-      -0-      -0-      -0-    -0-
Secretary         1998    -0-      -0-     -0-      -0-      -0-      -0-    -0-
                  1997    -0-      -0-     -0-      -0-      -0-      -0-    -0-

John F. Pope      1999    20,000   -0-     -0-      -0-      -0-      -0-    -0-
Treasurer         1998    -0-      -0-     -0-      -0-      -0-      -0-    -0-
                  1997    -0-      -0-     -0-      -0-      -0-      -0-    -0-

COMPENSATION OF DIRECTORS

     None.
                                     20

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

     There are no employment contracts between the Company and any of its Officers or Directors.

     There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company.

     The Company has no retirement, pension, profit-sharing, insurance, medical, options, SAR's, Long Term Incentive Plan, defined benefit or actuarial plan, or reimbursement plan covering its officers and directors. Further, the Company does not contemplate implementing any such plan at this time. None of the Officers or directors of the Company has any options or warrants to purchase shares of the Company's common stock.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Mr. Paul A. de Rome, President and Director of the Company and Mr. Mark A. de Rome, vice President and Director of the Company are brothers. There are no other familial relationships within the Company.

ITEM 8.   LEGAL PROCEEDINGS.

     The Company's legal counsel for environmental affairs, Doney, Crowley, Bloomquist & UDA, P.C. has provided information regarding potential liability to the Company under the Comprehensive Environmental Remediation, Compensative, and Liability Act ("CERCLA" or "Superfund").

     Ferry Lane Limited, has been designated a potentially responsible party ("PRP") under the federal Superfund law (42. U.S.C. 9601 et seq.) at four sites in Butte, Montana. Prior to acquisition of the Butte property by Ferry Lane, certain corrective and/or cleanup activities were taken by prior owners from approximately June 30, 1988 to June 1999 and no specific further actions (either administrative or judicial) have been taken or ordered by the Environmental Protection Agency ("EPA") regarding Ferry lane. The Atlantic Richfield Company ("ARCO"), another PRP at these sites has been acting as the "lead PRP" at the areas where the EPA has required action.

     The specific sites covered by the EPA action are the Butte Mine Flooding Operable Unit, Butte Priority Soils Operable Unit, Butte Non-Priority Soils Operable Unit and the Butte Open Pit Mining and Milling Operable Unit.

     The sites have been and are at various stages of assessment and remediation pursuant to procedures used by the EPA under the federal Superfund law. Such assessment is nearing completion at the Butte Priority Soils Operable Unit. Assessment, remediation and EPA decision-making at the Non-Priority Soils Operable Unit may continue for many years. The Butte Mine Flooding Operable Unit environmental study was completed in 1994 and in September of 1994, the EPA issued its record of decision ("ROD") calling for various present and future remedial measures to be undertaken at the Berkeley Pit and vicinity.


                                     21

     A unilateral administrative order for these remedial actions has been issued by the EPA to ARCO and mine flooding PRP's other than Ferry Lane have begun to implement the initial remedial measures. Although Ferry Lane is a mine flooding PRP, Ferry Lane is not expected to be charged with any specific responsibilities under the order.

     In July of 1999, the EPA communicated by letter with Ferry Lane reaffirming the PRP status of Ferry Lane as a PRP at the Butte Priority Soils Operable Unit and related operable units and requesting Ferry Lane to resume contact with the EPA regarding resolution of its alleged liabilities, in particular its responsibilities at the Butte Priority Soils Operable Unit. This communication by the EPA apparently signals a call by the EPA for Ferry Lane to become active in resolving its liabilities, and this may take the form of financial payments, transfer of properties to ARCO, assumption of operation and maintenance responsibilities on its properties, or a combination of these and/or other activities.

     Having long ago been named as a PRP (via predecessor owners) Ferry Lane continues to face the potential for strict, joint and several liability for both cost recovery actions from the EPA (and from other PRP's such as ARCO for contribution for monies spent by such PRP's) and for orders to conduct cleanup or other related actions at any of the sites where Ferry Lane is named as a PRP. Moreover, both the State and federal governments have the right to pursue the PRP's (including Ferry Lane) for damages to natural resources. These potential liabilities (for cost recovery, contribution, cleanup, property transfers, and/or natural resource damages) could have values reaching into the millions of dollars.

     The Butte properties now owned by Ferry Lane were previously owned by ARCO who in turn sold the properties to a Montana business group which in turn sold the properties to Butte Mining. Ferry Lane acquired the properties from Butte Mining. When ARCO sold the properties, the terms included a full indemnity agreement regarding the EPA claims, which indemnity was assigned later to Butte Mining. It is the belief of the Company that the indemnification by ARCO was transferred to Ferry Lane when it acquired the properties and thereby should provide protection from liability. However, the validity of the assignment of the indemnification has not been tested.

     The Company has communicated with ARCO regarding the EPA claims and ARCO has responded that they are anxious to open discussions and prefers a negotiated resolution, having indicated to Ferry Lane that it may give a full release from cost recovery liability under certain conditions. The Company is of the opinion that an acceptable resolution will likely be negotiated with ARCO.

     Other than described above relative to the potential Environmental Protection Agency liability, no legal proceedings are threatened or pending against the Company or any of its officers or directors. Further, none of the Company's officers or directors or affiliates of the Company are parties against the Company or have any material interests in actions that are adverse to the Company's interests.


                                     22

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The Company's common stock is listed on the Over the Counter Bulletin Board ("OTCBB") and is currently listed on the NQB Pink Sheets under the symbol "NANA". As of November 7, 2000, the Company had 648 shareholders holding 95,000,000 shares of common stock which is computed or based upon the number of record holders. Of the issued and outstanding common stock, 3,162,489 are free trading, the balance are restricted stock as that term is used in Rule 144. The Company has never declared a dividend on its common stock.

                            CLOSING BID              CLOSING ASK
                         HIGH        LOW          HIGH        LOW
                         ----------  ----------   ----------  ----------
1997
----
July 1 thru Aug 21             Unpriced                 Unpriced

Aug 22 thru Sept 30      1.25        0.5          2.00        1.00
(After a 1 for 25
reverse split)

4th Quarter              3.25        1.125        5.50        2.25

1998
----
1st Quarter              2.00        1.00         3.625       2.00
2nd Quarter              1.00        0.625        6.00        1.75
3rd Quarter              0.625       0.625        -----       -----
4th Quarter              3.25        0.625        3.625       1.25

1999
----
1st Quarter              1.50        0.25         3.50        0.625
2nd Quarter              1.875       0.25         6.125       0.75
3rd Quarter              2.50        0.375        5.00        1.875
4th Quarter              2.75        1.0625       5.00        1.50

2000
----
1st Quarter              3.80        1.50         4.25        1.75
2nd Quarter              3.00        0.75         3.75        0.90

     The above quotations, as provided by the National Quotation Bureau, LLC., represent prices between dealers and do not include retail markup, markdown or commission. In addition, these quotations do not represent actual transactions.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     (1) On August 21, 1997, 9,500,000 common shares were issued in a share for share exchange to acquire Foureyes PLC, a privately held corporation organized under the laws of the United Kingdom and Great Britain. The shares were issued pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933 to the three shareholders of Foureyes PLC, which became the controlling shareholders of the Company.

                                     23

     (2) On June 7, 1999, 61,991,008 common shares were issued in a share for share exchange to acquire Anglo American Metals, Inc., a privately held Texas corporation. Anglo American Metals, Inc. was a corporation controlled by Granleigh Holdings, Ltd, a related party and control shareholder of the Company and therefore, the Company issued the shares pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933.

     (3) On September 27, 1999, 20,000,000 common shares were issued to acquire proprietary processing technology rights from Harnell Trading, Ltd, a related party of the Company, pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933 for services rendered, no cash was received by the Company.

     (4) On October 5, 1999, 2,000,000 common shares were issued to Parallax, Holdings Co., Ltd, an executive recruiting service based in the British Virgin Islands. The shares were issued in consideration of Parallax's efforts to identify and convince Mr. Pope to enter into a three year employment agreement with of the Company. These shares were issued pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933 for services rendered. No cash was received by the Company. The shares were valued at the closing bid price on October 5, 1999.

     (5) On October 5, 1999, 1,000,000 common shares were issued to Euronet, Inc., a Delaware corporation. The shares were issued pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933 for services rendered, no cash was received by the Company. The shares were valued at the closing bid price of those shares on October 5, 1999.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Company is presently authorized to issue 100,000,000 shares of $0.001 par value Common Stock. All shares when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any Shareholders' meeting.

     Holders of Shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such a distribution to Shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares.

     Reference is made to the Company's Articles of Incorporation and its Bylaws for a more complete description of the rights and liabilities of holders of Common Stock. The Company does not have cumulative voting rights which means that the holders of more the 50% of the Shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining Shares aggregating less than 50% will not be able to elect any directors.

     The Company will furnish annual reports to its shareholders which will include financial statements and other interim reports as Management deems appropriate.

     The Company has appointed Interwest Transfer Company, Inc., 1981 E. 4800 S., Suite 100, Salt Lake City, UT 84117, as the transfer agents and registrar for the Company's securities.

                                     24

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     The by-laws of the Company provide:

SECTION 6.01 INDEMNIFICATION OF DIRECTORS.

     (a) PERMITTED INDEMNIFICATION. Pursuant to Section 902 of the Act, unless otherwise provided in the articles of incorporation as permitted by
Section 909 of the Act, the corporation may indemnify any individual made a party to a proceeding because such individual is or was a director of the corporation, against liability incurred in the proceeding if the corporation has authorized the payment in accordance with Section 906 of the Act and a determination has been made in accordance with the procedures set forth in Section 906(2) of the Act that the director has met the applicable standards of conduct as set forth below and in Section 902 of the Act:

     (i) the individual's conduct was in good faith; and

     (ii) the individual reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests; and

     (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

     (b) LIMITATION ON PERMITTED INDEMNIFICATION. As provided in Section 902(4) of the Act, the corporation shall not indemnify a director under
Section 6.01(a) above:

     (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in the director's official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.

     (c) INDEMNIFICATION IN DERIVATIVE ACTIONS LIMITED. Indemnification permitted under Section 6.01(a) and Section 902 of the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     (d) MANDATORY INDEMNIFICATION. As set forth in Section 903 of the Act, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding or claim with respect to which the director has been successful.


                                     25

     SECTION 6.02 ADVANCE EXPENSES FOR DIRECTORS. Pursuant to the provisions of Section 904 of the Act, if a determination is made, following the procedures of Section 906(b) of the Act, that a director has met the following requirements; and if an authorization of payment is made, following the procedures and standards set forth in Section 906 of the Act, then unless otherwise provided in the articles of incorporation, the corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if:

     (i) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the applicable standard of conduct described in Section 5.01 of these bylaws and Section 902 of the Act;

     (ii) the director furnishes to the corporation a written undertaking, executed personally or on such director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

     (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the Act.

     SECTION 6.03 INDEMNIFICATION OF OFFICERS. Employees. Fiduciaries. and Agents. Unless otherwise provided in the articles of incorporation, and pursuant to Section 907 of the Act:

     (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 of the Act, and is entitled to apply for court-ordered indemnification under Section 905 of the Act, in each case to the same extent as a director;

     (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and


     (iii) the corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, these bylaws, action of the board of directors, or contract.

     SECTION 6.04 INSURANCE. As provided in Section 908 of the Act, the corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, Officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify such person against the same liability under Article VI of these bylaws or Sections 902, 903 or 907 of the Act. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

                                     26

     SECTION 6.05 SCOPE OF INDEMNIFICATION. The indemnification and advancement of expenses authorized by this Article VI is intended to permit the corporation to indemnify to the fullest extent permitted by the laws of the State of Utah any and all persons whom it shall have power to indemnify under such laws from and against any and all of the expenses, disabilities, or other matters referred to in or covered by such laws. Any indemnification or advancement of expenses hereunder, unless otherwise provided when the indemnification or advancement of expenses is authorized or ratified, is intended to be applicable to acts or omissions that occurred prior to the adoption of this Article, shall continue as to any party during the period such party serves in any one or more of the capacities covered by this Article, shall continue thereafter so long as the party may be subject to any possible proceeding by reason of the fact that such party served in any one or more of the capacities covered by this Article, and shall inure to the benefit of the estate and personal representatives of such person. Any repeal or modification of this Article or of any Section or provision hereof shall not affect any right or obligations then existing. All rights to indemnification under this Article shall be deemed to be provided by a contract between the corporation and each party covered hereby.

     SECTION 6.06 OTHER RIGHTS AND REMEDIES. The rights to indemnification and advancement of expenses provided in this Article VI shall be in addition to any other rights which a party may have or hereafter acquire under any applicable law, contract, order, or otherwise.

     SECTION 6.07 SEVERABILITY. If any provision of this Article shall be held to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Article shall not be affected or impaired thereby, but shall, to the fullest extent possible, be construed so as to give effect to the intent of this Article that each party covered hereby is entitled to the fullest protection permitted by law.

     Section 16-10a-901 et. seq. of the Utah Revised Business Corporation Act provides that each corporation shall have the following powers:

     16-10a-902.  Authority to indemnify directors.

          1. Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

               (a) his conduct was in good faith; and

               (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

               (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          2. A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection
          (1)(b).

          3. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          4.  A corporation may not indemnify a director under this
          section:
                                     27

               (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

          5. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 16-10a-903.  Mandatory indemnification of directors.

          Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     Section 16-10a-907. Indemnification of officers, employees, fiduciaries, and agents.

          Unless a corporation's articles of incorporation provide otherwise:

               (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director.

               (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a directors; and

               (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or by contract.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers and directors of the Company pursuant to the provisions of the Company's Certificate of Incorporation, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     Reference is made to the financial statement of the Company prepared by Hansen, Barnett & Maxwell, certified public accountant together with the notes thereto and the report thereon beginning at page F-1 of this Form 10.

                                     28

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     1. On June 2, 1999, the Company engaged Hansen, Barnett & Maxwell, P.C. as its independent accountant. The decision to engage Hansen, Barnett & Maxwell as the Company's independent accountant was recommended and approved by the Company's Chief Executive Officer.

     2. In a report dated July 23, 1997, Jones, Jensen & Company, Certified Public Accountants, reported on the Company's financial statements as of June 30,1997 and 1996 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1997, 1996 and 1995 and from inception on June 13, 1983 through June 30, 1997. Such report did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles. Jones, Jensen & Company, Certified Public Accountants, understands that they were dismissed as the Company's independent accountants when the Company engaged Hansen, Barnett & Maxwell as its independent accountants on June 2, 1999.

     3. During the Company's two fiscal years ended March 31, 1998 and 1999, and the subsequent interim period preceding the decision to engage independent accountants, there were no reportable events (hereinafter defined) requiring disclosure pursuant to Item 304 of Regulation S-K.

     4. Effective June 2, 1999, the Company engaged Hansen, Barnett & Maxwell, P.C. as its independent accountants. During the two years ended March 31, 1998 and 1999, and the subsequent interim period preceding the decision to engage independent accountants, neither the Company nor anyone on its behalf consulted Hansen, Barnett & Maxwell regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor has Hansen, Barnett & Maxwell provided to the Company a written report or oral advise regarding such principles or audit opinion.

     Jones, Jensen & Company, Certified Public Accountants, has provided the Company with a letter pursuant to Rule 304 of Regulation S-K.

                                     29

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     The Financial Statements that are included in this registration statement are as follows:

     Report of Independent Certified Public Accountants

     Consolidated Balance Sheets - March 31, 2000 and
       March 31, 1999

     Consolidated Statements of Operations for the Years Ended
       March 31, 2000, 1999 and 1998 and for the Period from
       January 1, 1993 (Date of Inception) through March 31, 2000

     Consolidated Statement of Stockholders' Equity (Deficit) for the
       Period From January 1, 1993 (Date of Inception) Through May 14, 1996, for the Years Ended March 31, 1997, 1998, 1999
       and 2000

     Consolidated Statements of Cash Flows for the Years Ended
       March 31, 2000, 1999 and 1998 and for the Period from
       January 1, 1993 (Date of Inception) Through March 31, 2000

     Notes to the Consolidated Financial Statements


Exhibit Number      Title of Document                       Location
----------------    --------------------------------------  -----------
  3.01              Articles of Incorporation               As Filed

  3.02              Amended Articles of  Incorporation      As Filed

  3.03              Bylaws                                  As Filed

  10.01             Material Contracts                      As Filed

  16.01             Letter re change in certifying
                    accountant                              As Filed

  21.01             Subsidiaries                            As Filed

  27.01             Financial data schedule                 See Attached


                                     30

--------------------------------------------------------------------------

                                 SIGNATURES

--------------------------------------------------------------------------

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf, thereunto duly authorized.


                                     The New Anaconda Company


Date: November 9, 2000               /s/ Paul A. de Rome
                                     --------------------------------
                                     Paul A. de Rome
                                     President



Date: November 9, 2000               /s/ John F. Pope
                                     --------------------------------
                                     John F. Pope
                                     Chief Financial Officer

                                     31

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)







             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                    AND
                     CONSOLIDATED FINANCIAL STATEMENTS







                     As of March 31, 2000 and 1999 and
           Years Ended March 31, 2000, 1999 and 1998 and for the
          Period From January 1, 1993 (Date of Inception) Through
                               March 31, 2000




                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)


                             TABLE OF CONTENTS

                                                                       Page

 Report of Independent Certified Public Accountants. . . . . . . . . . . 1

 Consolidated Balance Sheets - March 31, 2000 and 1999 . . . . . . . . . 2

 Consolidated Statements of Operations for the Years
    Ended March 31, 2000, 1999 and 1998 and for the Period
    from January 1, 1993 (Date of Inception) Through
    March 31, 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

 Consolidated Statement of Stockholders' Equity (Deficit)
    for the Period From January 1, 1993 (Date of Inception)
    Through May 14, 1996, for the Years Ended March 31, 1997,
    1998, 1999 and 2000  . . . . . . . . . . . . . . . . . . . . . . . . 4

 Consolidated Statements of Cash Flows for the Years Ended
    March 31, 2000, 1999 and 1998 and for the Period from
    January 1, 1993 (Date of Inception)
    Through March 31, 2000 . . . . . . . . . . . . . . . . . . . . . . . 5

 Notes to the Consolidated Financial Statements. . . . . . . . . . . . . 6



                    -----------------------------------


                         HANSEN, BARNETT & MAXWELL
                         A Professional Corporation
                        CERTIFIED PUBLIC ACCOUNTANTS

                                                             (801) 532-2200
Member of AICPA Division of Firms Fax                        (801) 532-7944
Member of SECPS                               345 East 300 South, Suite 200
Member of Summit International Associates   Salt Lake City, Utah 84111-2693


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the Stockholders
The New Anaconda Company

We have audited the accompanying consolidated balance sheets of The New Anaconda Company and subsidiaries (a development stage company) as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 2000 and for the cumulative period from January 1, 1993 (date of inception) through March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The New Anaconda Company and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, and for the period from January 1, 1993 (date of inception) through March 31, 2000 in conformity with accounting standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred an accumulated deficit of $41,118,055 at March 31, 2000. In addition, the Company has incurred losses of $8,316,274, $9,292,918 and $16,793,773 and had negative cash flows from operating activities of $642,439, $1,857,639 and $3,533,938 during the years ended March 31, 2000, 1999 and 1998, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                              /S/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
August 15, 2000

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)
                        CONSOLIDATED BALANCE SHEETS

                                                  March 31,
                                                       2000          1999
                                                ------------  ------------
                                   ASSETS
CURRENT ASSETS
  Cash                                          $      1,825  $      2,457
  Inventory                                               -         13,250
  Prepaid expenses                                    21,204         2,500
                                                ------------  ------------
    Total Current Assets                              23,029        18,207
                                                ------------  ------------
PROPERTY AND EQUIPMENT
  Mineral interests in property                   29,146,369    29,181,486
  Mineral rights                                           1             1
  Office equipment                                    93,867        94,150
  Plant equipment                                    790,987     1,013,950
  Automobiles                                         56,388       131,144
                                                ------------  ------------
                                                  30,087,612    30,420,731
  Less: Accumulated Depreciation                   (389,914)     (299,208)
                                                ------------  ------------
    Net Property and Equipment                    29,697,698    30,121,523
                                                ------------  ------------
Total Assets                                    $ 29,720,727  $ 30,139,730
                                                ============  ============
               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable                              $     81,483  $     55,969
  Accrued liabilities                                675,683        56,718
  Capital lease obligations                          122,076       246,685
  Notes payable - current portion                     21,986        86,758
  Notes payable - related party                                  1,152,798
                                                ------------  ------------
    TOTAL CURRENT LIABILITIES                        901,228     1,598,928
                                                ------------  ------------
LONG-TERM LIABILITIES
  Note payable to related party                    1,744,971            -
                                                ------------  ------------
    TOTAL LONG-TERM LIABILITIES                    1,744,971
                                                ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock - $0.001 par value; 100,000,000
    shares authorized; shares issued and
    outstanding:
    March 31, 2000 - 95,000,000 and March 31,
    1999 - 60,000,000                                 95,000        60,000
  Additional paid-in capital                      68,097,583    61,282,583
  Deficit accumulated during the development
    stage                                       (41,118,055)  (32,801,781)
                                                ------------  ------------
       TOTAL STOCKHOLDERS' EQUITY (DEFICIT)       27,074,528    28,540,802
                                                ------------  ------------
       Total Liabilities and
       Stockholders' Equity                     $ 29,720,727  $ 30,139,730
                                                ============  ============

 The accompanying notes are an integral part of these financial statements

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Cumulative from
                                                                      January 1, 1993
                                                                                         (Date of Inception)
                                                                                         Through
                                                         For the Year Ended March 31,March 31,
                                       2000          1999         1998          2000
                              ------------- -------------------------- -------------
Sales                         $           - $           -$           - $           -
                              ------------- -------------------------- -------------
Cost of sales                             -             -            -             -
                              ------------- -------------------------- -------------

Gross Profit                              -             -            -             -
                              ------------- -------------------------- -------------
Operating Expenses
  General and administrative      8,214,979     2,532,133    3,736,846    15,877,044
  Research and development           51,802         7,554      124,574     4,761,551
                              ------------- -------------------------- -------------
Total Operating Expenses          8,266,781     2,539,687    3,861,420    20,638,595
                              ------------- -------------------------- -------------
Loss from Operations            (8,266,781)   (2,539,687)  (3,861,420)  (20,638,595)
                              ------------- -------------------------- -------------
Other Income and (Expenses)
  Other income                       35,567            -            -         60,664
  Sale of precious metals                -             -       125,022       125,022
  Interest expense                 (11,910)  (12,010,354) (13,057,375)  (25,850,045)
  Loss on disposal of
    equipment                      (73,150)     (447,877)           -      (520,101)
                              ------------- -------------------------- -------------
Net Other Expenses                 (49,493)  (12,458,231) (12,932,353)  (26,184,460)
                              ------------- -------------------------- -------------
Loss Before Extraordinary Item  (8,316,274)  (14,997,918) (16,793,773)  (46,823,055)
                              ------------- -------------------------- -------------
Extraordinary gain on
  extinguishment of debt,
  no tax effect                           -     5,705,000           -      5,705,000
                              ------------- -------------------------- -------------
Net (Loss)                    $ (8,316,274) $ (9,292,918)$(16,793,773) $(41,118,055)
                              ============= ========================== =============
Basic (Loss) Per Share        $      (0.10) $      (0.22)$      (0.56) $      (0.92)
                              ============= ========================== =============

Weighted Average Number
   of Shares Outstanding         83,156,164    42,280,220   30,000,000    44,860,404
                              ============= ========================== =============


 The accompanying notes are an integral part of these financial statements

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                            Deficit     Total
                                                                        Accumulated    Stock-
                                                           Common Stock  Additional    During  holders'
                                                    --------------------    Paid In         Development    Equity
                                        Shares     Amount       Capital       Stage  (Deficit)
                            ---------------------------------------------------------
Balance - January 1, 1993
  (Date of Inception)               -           $       -     $       -   $       - $       -

Net Loss January 1, 1993
  to May 14, 1996                   -        -          -    (3,858,000) (3,858,000)
                            ---------------------------------------------------------
Balance - May 14, 1996              -        -          -    (3,858,000) (3,858,000)

May 14, 1996 shares issued
  for cash;$0.00 per share  30,000,000   30,000   (20,000)            -       10,000

Loss for the year ended
  March 31, 1997                    -        -          -    (2,857,090) (2,857,090)
                            ---------------------------------------------------------
Balance - March 31, 1997    30,000,000   30,000   (20,000)   (6,715,090) (6,705,090)

Contribution of 150,000
  shares by majority
  shareholders for services,
  $1.67 per share                   -        -     250,000            -      250,000

Loss for the year ended
  March 31, 1998                    -        -          -   (16,793,773)(16,793,773)
                            ---------------------------------------------------------
Balance - March 31, 1998    30,000,000   30,000    230,000  (23,508,863)(23,248,863)

November 1998 shares issued
  for related party debt;
  $1.91 per share            4,470,414    4,470  8,548,922            -    8,553,392

November 1998 shares issued
  for debt; $1.91 per share  5,250,000    5,250 10,039,750            -   10,045,000

November 1998 shares issued
  for payment of related
  party debt; $3.78 per share3,000,000    3,000 11,332,950            -   11,335,950

November 1998 contribution
  of 322,059 shares for
  services, $1.67 per share         -        -     536,765            -      536,765

November 1998 shares issued
  for assumption of debt;
  $2.06 per share           10,000,002   10,000 20,601,475            -   20,611,475

November 1998 shares issued
  for conversion of debt;
  $1.67 per share            3,000,000    3,000  4,997,000                 5,000,000

      The accompanying notes are an integral part of these financial statements

November 1998 shares issued
  for mineral rights;
  $0.00 per share            4,279,584    4,280    (4,279)            -            1

January 1999 contribution of
  3,000,000 shares by
  shareholder for debt
  satisfaction                      -        -   5,000,000            -    5,000,000

Loss for the year ended
  March 31, 1999                    -        -          -    (9,292,918) (9,292,918)
                            ---------------------------------------------------------
Balance - March 31, 1999    60,000,000   60,000 61,282,583  (32,801,781)  28,540,802

June 1999 shares issued for
  mineral rights; $0.00 per
  share                      3,991,999    3,992    (3,992)            -           -

June 7, 1999 to acquire
  Foureyes Holding, Inc.    10,008,002   10,008   (10,008)            -           -

June 7, 1999 cancellation
  of shares                (2,000,001)  (2,000)      2,000            -           -

September 1999 shares
  issued to related
  parties for technology;
  $0.00 per share           20,000,000   20,000   (20,000)            -           -

September 1999 shares
  issued for services;
  $2.25 per share            3,000,000    3,000  6,747,000            -    6,750,000

October 1999 related
  party shares issued
  for investor relations
  $2.00 per share                   -        -     100,000            -      100,000

Loss for the year ended
  March 31, 2000                    -        -          -    (8,316,274) (8,316,274)
                            ---------------------------------------------------------
  Balance - March 31, 2000  95,000,000  $95,000$68,097,583 $(41,118,055) $27,074,528
                            =========================================================




 The accompanying notes are an integral part of these financial statements

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Cumulative from
                                                                     January 1, 1993
                                                                 (Date of Inception)
                                                                             Through
                                       For the Year Ended March 31,        March 31,
                                      2000         1999          1998           2000
                             -------------- ------------ -------------  -------------

Cash Flows From Operating
Activities
  Net loss                     $(8,316,274)  $(9,292,918)$(16,793,773) $(41,118,055)
  Adjustments to reconcile net
   loss to net cash used by
   operating activities:
    Depreciation                   160,895      257,068        38,766       470,489
    Amortization of discount
     on notes payable                    -    1,429,989             -     1,429,989
    Stock issued for services    6,850,000      536,765     7,386,765
    Loss on the sale of
     property and equipment         30,948      386,161             -       416,183
    Gain on extinguishment of
     debt                                -  (5,705,000)             -    (5,705,000)
    Exchange of services for
     vehicle                             -           -              -         2,000
  Changes in operating assets
   and liabilities, net of effects
   of businesses acquired:
    Accounts receivable                  -         300           (300)            -
    Inventory                       13,250     (13,250)             -             -
    Prepaid expenses               (18,704)     (2,500)           200       (21,204)
    Accounts payable                25,514      24,984         24,360        81,483
    Accrued liabilities            611,801      41,799        139,919       918,519
    Accrued interest payable           131  10,478,963     13,056,890    24,298,576
                             ------------- ------------  -------------  -------------
    Net Cash From Operating
    Activities                   (642,439)  (1,857,639)    (3,533,938)   (11,840,255)

Cash Flows From Investing
Activities
  Proceeds from sale of
   property and equipment          35,117     182,731              -        217,848
  Capital expenditures           (148,739)   (681,945)    (1,348,575)
                            -------------- -----------  -------------  -------------
  Net Cash From Investing
  Activities                       35,117      33,992       (681,945)    (1,130,727)

Cash Flows From
Financing Activities
  Proceeds from issuance
    of stock                             -             -            -         10,000
  Principal payments under
    capital lease                  (14,755)      (60,884)     (25,330)     (100,969)
  Principal payments on
    notes payable                   (2,647)   (4,014,719)  (3,174,697)   (8,468,961)
  Proceeds from issuance
    of debt                          31,919            -     6,636,000     9,567,919
  Principal payments on
    related party debt                   -    (2,111,539)    (400,392)   (3,310,981)
  Proceeds from issuance of
    related party debt              592,173     7,998,003      786,123    15,275,799
                               ------------- ------------- ------------ -------------
    Net Cash From Financing
    Activities                      606,690     1,810,861    3,821,704    12,972,807

Net Increase (Decrease)
 in Cash                              (632)      (12,786)    (394,179)         1,825

Cash - Beginning of Period            2,457       15,243      409,422            -
                              -------------- ------------ -------------  -------------
Cash - End of Period          $       1,825  $     2,457  $     15,243   $     1,825
                              ============== ============ =============  =============


 The accompanying notes are an integral part of these financial statements

                 THE NEW ANACONDA COMPANY AND SUBSIDIARIES
                       (A Development Stage Company)
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED MARCH 31, 2000, 1999 AND 1998


NOTE 1   ORGANIZATION

In 1993, certain individuals formed Anglo American Precious Metals, Inc., a Nevada corporation, (Anglo) which began research and development activities in an effort to develop a new process to extract precious metals from ore. On May 14, 1996, Anglo changed its domicile to Texas by forming and reorganizing into Anglo American Metals, Inc., a Texas corporation. The individuals transferred a majority of Anglo's common stock to Granleigh Holdings Limited (Granleigh) thereby making Granleigh a majority shareholder of Anglo. The accompanying consolidated financial statements include the activities and operations of Anglo since its inception.

In January 1997, Granleigh formed Ventura Corporation, a Niue (South Pacific) corporation, and effective June 30, 1998, Ventura acquired Ferry Lane Limited, a British Virgin Islands company (Ferry Lane), as further discussed in Note 3. During November 1998, Granleigh transferred all of Ventura's outstanding common shares to Anglo and assumed $20,611,475 of Ventura's debt in exchange for 10,000,002 common shares of Anglo. The transfer was accounted for as the reorganization of entities under common control and accounted for in a manner similar to a pooling-of-interests. The accompanying consolidated financial statements have been restated on a combined basis for all periods prior to the transfer. The issuance of the common stock has been accounted for as the conversion of debt on the date issued. The consolidated financial statements include the operations and transactions of Ventura since its inception.

Trac Control Systems, Inc., a public company, was incorporate in June 1983 and in 1984 changed its name to Computrac Systems, Inc. (Computrac). Computrac's business activities were not successful and it ceasd operations in 1988. In August 1997 Computrac entered into a reorganization with Foureyes, PLC, a corporation organized under the laws of the United Kingdom and Great Britain, and Computrac changed its name to Foureyes Holdings, Inc. (Foureyes) and Foureyes PLC became a wholly owned subsidiary of Foureyes. As a result of this reorganization, Foureyes came under common control with Anglo due to Granleigh's being the major shareholder of both companies. On June 7, 1999, Foureyes issued 61,991,998 common shares to the shareholders of Anglo in exchange for all 20,000,000 outstanding common shares of Anglo. Prior to the reorganization, Foureyes transferred its subsidiary, Foureyes, PLC, to European Business Group, an entity under common control with Foureyes and Anglo and changed the name of Foureyes to The New Anaconda Company. The former shareholders of Anglo held a majority of the common shares of Foureyes immediately after the acquisition and Anglo's management became the management of Foureyes; accordingly, the acquisition was accounted for as the reorganization of Anglo in a 3-for-1 stock split and the acquisition of Foureyes by Anglo at historical cost. The accompanying consolidated financial statements have been restated for all periods presented to reflect the effects of the reorganization stock split. The operations of Foureyes, have been included in the accompanying consolidated financial statements from June 7, 1999.

NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Anaconda and its wholly-owned subsidiaries: Anglo American Metals, Inc., Ventura Corporation and Ferry Lane Limited, from the dates of their formation or acquisitions. All intercompany transactions have been eliminated in consolidation.


NATURE OF OPERATIONS   From 1993 through 1995, a series of in depth due
diligence tests, research and development testing and mineral surveys were
carried out.   In May, 1996, the Company acquired property in Texas
consisting of land, building and equipment and continued testing and research efforts. Costs incurred of $3,858,000 has been expensed as research and development. Small amounts of precious metals were extracted by the Texas facility and were sold to third parties in the fiscal years ended March 31, 2000 and 1998. The Company is considered to be a development stage enterprise.

USE OF ESTIMATES - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS - In Management's opinion, there is no material difference between carrying amounts and estimated fair values of financial instruments as presented in the accompanying balance sheets.

BUSINESS CONDITION - The Company has incurred losses from operations before extraordinary item of $8,316,274, $9,292,918 and $16,793,773 during the years ended March 31, 2000, 1999, and 1998, respectively, accumulated a deficit during the development stage of $41,118,055 through March 31, 2000 and used cash in operating activities of $8,266,781, $2,539,687 and $3,861,420 during the three years ended March 31, 2000.

Since inception, the Company has been engaged in research and development and raising the needed capital to bring technology to the production level and, therefore, is considered to be a development stage enterprise. The Company's ability to move from the development stage is dependent upon its ability to generate sufficient cash flow from operations to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. Management has been authorized by the board of directors to issue up to 5,000,000 shares of its common stock to the public for additional financing sometime in the future. Management is also pursuing equity financing from various venture capital sources.

INVENTORIES   Inventories are stated at the lower of cost or market value.
Cost is determined by the first-in, first-out method and market represents the lower of replacement cost or estimated net realizable value. Inventory consisted of production supplies at March 31, 1999 valued at $13,250. During the year ended March 31, 2000, the inventory was written off because of obsolescence.

CASH AND CASH EQUIVALENTS   The Company considers all short-term
investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT   Property and equipment are recorded at cost. The
acquisition of commercially mineable mineral interests has been capitalized. Capitalized costs will be depleted over the periods during which the estimated mineral reserves are extracted.

The Company's policy is to capitalize all expenditures for land, building, and equipment in excess of $500. Major repairs and replacements that extend an assets useful life are also capitalized. Vehicles are carried at cost and depreciated over five years using the straight line method.


LONG-LIVED ASSETS   Long-lived assets are evaluated periodically for
impairment when indicators of impairment are present and undiscounted estimated future cash flows to be generated by those assets are less than their carrying amounts. Impairment losses are recognized to the extent estimated discounted net future cash flows expected to be generated from those assets are less than their carrying amounts.

INCOME TAXES   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences in the balances assets and liabilities and their respective tax bases and attributable to operating loss carry forwards. Deferred taxes are computed at the enacted tax rates for the periods when such amounts are expected to be realized or settled.

BASIC AND DILUTED LOSS PER SHARE   Basic loss per common share is computed
by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable shares at March 31, 2000, 1999, or 1998.

NOTE 3   PROPERTY ACQUISITIONS

ACQUISITION OF BUTTE, MONTANA MINING PROPERTY
In January 1997, Granleigh organized Ventura for the purpose of acquiring Ferry Lane from unrelated third parties. Ferry Lane's assets consisted of approximately 9,000 acres of both surface and underground mining claims, and agricultural land in and around Butte, Montana which comprised much of the former Montana mining property of the Anaconda Mining Company. On June 30, 1998, Ventura acquired all of Ferry Lane's outstanding capital stock for $30,611,475 of non-interest bearing notes which were due June 30, 1999. The notes, and the property, were recorded at $29,181,486, net of $1,429,989 of unamortized discount based upon imputed interest at 12%. The Butte property was not used as collateral for the notes; instead, Granleigh secured insurance on behalf of the seller to guarantee payment of the notes.

Management evaluated the following factors in determining the cost of the Ferry Lane acquisition:
     (a) The notes given in exchange for the property were converted into common stock by the sellers of Ferry Lane and by Granleigh. At the same time the property was acquired, stock was issued upon conversion of short-term debt at $1.91 per share or higher. The conversion of the notes issued for the property was therefore recorded at an average price of $1.91 per share. After discounting the notes at 12%, the property was recorded at the fair value of the notes issued, based on the $1.91 market price of Anglo's stock.
     (b)Management received title insurance policies obtained by the previous owners which showed an appraised value in excess of the recorded value of the property. Management also received an appraisal on a portion of the property which had been obtained by the prior owners which indicated an appraised value from production of the mineral interests in excess of the recorded value of the entire property. The appraisal was provided by independent geologists and engineers.
     (c)Management estimated the discounted net future cash flows from the property using current prices and costs and estimated production techniques and determined those net cash flows were in excess of the recorded value of the property.


ACQUISITION OF MINERAL RIGHTS
Prior to Anglo's incorporation, certain related parties licensed technology from an unrelated third party. The third party was to receive royalties from the use of the technology. The related parties in turn, licensed the use of the technology to Anglo in exchange for future royalties. Effective September 27, 1999, the Company issued 20,000,000 shares of common stock to acquire the technology free of any future royalty obligations to any other parties. Anaconda issued 10,000,000 shares to the related parties and 10,000,00 shares to the third party. The technology acquisition and satisfaction of future royalty payments has been accounted for as a transaction between related parties and recorded at the related parties' historical cost of zero with the excess of the fair value of the shares issued treated as a capital contribution.

NOTE 4 PROPERTY AND EQUIPMENT

DEPRECIATION LIVES
The cost of property and equipment is being charged to operations using the straight-line method over the estimated useful life of the assets which is five to seven years for office equipment and three years for computer equipment.

Depreciation charged to operations for the periods ended March 31, 2000 and March 31, 1999 amount to $90,706 and $195,347, respectively.

NOTE 5 SALE AND LEASEBACK OF BUILDING

In November 1996, the Company purchased its test facility on 10 acres of land for $217,839 cash and made subsequent improvements of $346,357. In February 1999, to meet certain financing needs, the building was sold for $175,000 and leased back for $2,500 a month under the terms of an operating lease which expires in January 2000. The Company recognized a $366,604 loss on the transaction. At the end of the lease term, the Company may renegotiate with the purchaser to either extend the terms of the lease or repurchase the building. There are no guaranteed renewal or purchase options available to the Company.

NOTE 6 RELATED PARTY TRANSACTIONS

During the year ended March 31, 1998, a related party issued 150,000 of its shares of the Company's common stock in satisfaction of liabilities for directors' salaries and management services valued at $250,000.
Shareholders loaned the Company $786,123 of which $400,392 was repaid by year end.

In the year ended March 31, 1999, shareholders loaned the Company $7,998,003. Shareholders also assumed debt due to third parties of $7,336,000. The Company repaid $2,111,539. The Company issued 4,470,414 shares of stock in satisfaction of $6,219,897 of debt to related parties and $2,553,495 of additional interest expense arising from a beneficial exchange rate for the stock. The Company also issued 3,000,000 shares of common stock to a related party in exchange for $7,336,000 of debt assumption and the payment of $3,999,950 of debt on the Company's behalf. The total amount of $11,335,950 was recorded as paid in capital. A related party issued 322,059 of its shares of the Company's common stock in satisfaction of director's salaries and management services valued at $536,765. This was recorded as an expense and paid in capital. The Company acquired mineral rights from a company related through common management for 4,279,584 shares of common stock which were recorded at historical cost of $1. During the year ended 1999, the Company issued 20,000,000 shares to a company related through common management for technology with no recorded value.


During the year ended March 31, 2000, a related party issued 50,000 shares of common stock from its holdings to pay for professional services on behalf of the Company valued at $100,000 or $2.00 per share, which equaled the value of shares publically traded at that time.

NOTE 7 LEASE OBLIGATIONS

CAPITAL LEASES
During the years ended March 31, 2000 and 1999, the Company entered into various capital leases for plant and office equipment. The leased property is included as equipment under property and equipment on the balance sheet and has a carrying value of $122,076 and $246,685, with accumulated amortization of $97,632 and $66,787 as of March 31, 2000 and March 31, 1999, respectively.

At March 31, 2000, these capital leases had either been terminated or were in default for nonpayment. As a result, the capital lease obligations at March 31, 2000 are considered to be current liabilities.

OPERATING LEASES
The Company leases a building and office equipment with lease terms ranging from month-to-month to 1 year. These leases are accounted for as operating leases.

Rental expense for the years ended March 31, 2000 and 1999 was none and $25,281, respectively.

NOTE 8 NOTES PAYABLE

Notes payable consist of the following:

                                                     March 31,    March 31,
                                                          2000         1999
                                                    ----------   ----------
Finance company; bearing interest at 11.9%;
   secured by vehicle; due May 2000. . . . . . . . .$       -  . $  15,574
Bank; bearing interest at 7.75%; secured by
   vehicle; due February 2001. . . . . . . . . . . . . .6,573  . . .11,386
Bank; bearing interest at 8.2%; secured by
   vehicle; due October 2001 . . . . . . . . . . . . . 15,411  . . .18,276
Bank; bearing interest at 8.96%; secured by
   vehicle; due June 2004. . . . . . . . . . . . . . . . . .-  . . .41,522
                                                    ----------   ----------
Total                                               $  21,984    $  86,758
  Less: Current portion                               (21,984)     (86,758)
                                                    ----------   ----------
Long-Term Debt                                      $       -    $       -
                                                    ==========   ==========

During the year ended March 31, 2000, the Company ceased making payments on the above debt and certain assets were repossessed.
All of the debt is considered current as of March 31, 2000 and 1999.


RELATED PARTY AND FINANCING NOTES PAYABLE

During 1997 and 1998, the Company obtained $9,536,000 of financing debt from unrelated finance companies at an interest rate of 250%. Payments were made on the debt and in November 1998, the Company extinguished the remaining principal and interest of $23,086,000 through the assumption of $7,336,000 of debt by a related party, Granleigh, later converted to stock at $3.78 per share, and by the conversion of the remaining $15,750,000 of debt to common stock through the issuance of 5,250,000 shares of common stock valued at $1.91. A $5,705,000 gain on the extinguishment of debt resulted which represents the difference between the contract interest rate of 250% and the fair market value of the stock. The gain is reported as an extraordinary gain in the statement of operations.

During the years ended March 31, 2000 and 1999, the Company received cash in exchange for unsecured notes. As of March 31, 2000 and 1999, the notes consisted of the following:

                                                              March 31,
                                                   -----------------------
                                                          2000        1999
                                                   ----------- -----------
CURRENT NOTES PAYABLE:
  Notes payable to shareholders;
     non-interest bearing; unsecured; due
     upon demand                                   $        -  $ 1,152,798
                                                   =========== ===========
LONG-TERM NOTES PAYABLE:
  Note payable to shareholder; non-interest
     bearing; unsecured; due March 31, 2002          1,744,971          -
                                                   ----------- -----------
TOTAL                                              $ 1,744,971 $ 1,152,798
                                                   =========== ===========

NOTE 9 INCOME TAXES

   The following presents the components of the net deferred tax asset.

                                                              March 31,
                                                   -----------------------
                                                          2000        1999
                                                   ----------- -----------
  Operating loss carryforwards                     $13,647,780 $10,622,551
  Accumulated depreciation/amortization               (53,506)     (2,118)
                                                   ----------- -----------
  Net Deferred Tax Assets Before
     Value Allowance                                13,594,274  10,620,433

  Less: Valuation Allowance                       (13,594,274)(10,620,433)
                                                   ----------- -----------
  Net Deferred Tax Asset                           $        -  $        -
                                                   =========== ===========

The valuation allowance increased $3,025,229 during the year ended March 31, 2000. The Company has net operating loss carryforwards of $36,160,496 that expire, if unused, in years 2018 through 2021.

The following is a reconciliation of the income tax benefit computed at the federal statutory tax rate with the provision for income taxes for the years ended March 31, 2000 and 1999:

                                                              March 31,
                                                  -------------------------
                                                         2000         1999
                                                  ------------  -----------
Income tax (benefit) at statutory rate (34%)      $(2,827,533) $(3,089,227)
Deferred tax valuation allowance change             2,973,841    3,358,024
Non deductible expenses                                     -        1,056
State taxes net of federal benefit (2.97%)           (146,308)    (269,853)
                                                  ------------  -----------
PROVISION FOR INCOME TAXES                        $         -   $        -
                                                  ============  ===========

NOTE 10 RESEARCH AND DEVELOPMENT EXPENSE

Expenses in the accompanying consolidated financial statements include certain costs which are directly associated with the Company's research and development of precious metals extraction processes. These costs, which consist primarily of fees paid to individuals, materials and supplies amounted to $51,802, $7,554 and $124,574 for the fiscal years ended
March 31, 2000, 1999 and 1998, respectively.

NOTE 11 SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended March 31, 1998, the Company acquired a vehicle with a cost of $20,267 in exchange for a note payable of $20,267. The Company also entered into capital leases for equipment valued at $258,026.

During the year ended March 31, 1999, the Company exchanged a vehicle with a net book value of $16,913, a note payable of $12,795, and cash of $1,800 for a similar vehicle with a cost of $47,823, and a note payable of $46,023 resulting in a basis in the new vehicle of $51,242. The Company also entered into capital leases for equipment valued at $250,000.

During the year ended March 31, 1999, the Company acquired mineral rights in certain California property in exchange for 4,279,584 shares of stock. The Company has valued these interests at a nominal $1.00 amount. In June of 1998, the Company also acquired mineral interests valued at $29,181,486 in exchange for debt. In November 1999, the Company also acquired mineral interests valued at $29,181,486 in exchange for debt. In November 1999, the Company converted $19,723,000 of the debt and related accrued interest of $887,575 into 10,000,002 shares of common stock. The remaining notes of $9,457,586 and accrued interest of $542,414 were satisfied through the issuance of 3,000,000 shares of common stock by the Company and the contribution of 3,000,000 shares of Anglo by a major shareholder.

During the year ended March 31, 2000, the Company acquired the net assets of Foureyes Holdings, Inc. valued at $0 in exchange for 10,008,002 Anglo shares. At the time of the acquisition, 2,000,001 shares of Anglo's common stock were cancelled representing shares that had been owned by Foureyes Holding, PLC, the subsidiary of Foureyes Holding, Inc. The Company also acquired technology rights valued at a historical cost of zero in exchange for 20,000,000 shares of common stock. The Company also issued 3,991,999 shares of common stock to complete the acquisition of the California mineral rights from related parties.


During the year ended March 31, 2000, due to engineering delays and cash flows difficulties, the Company defaulted on several capital lease obligations and notes payable in the amount of $196,864 resulting in a repossession of equipment and vehicles with a cost of $297,718 and accumulated depreciation of $27,703. The Company has recorded a loss on disposal in the amount of $73,151 for the difference between the fair value and the related liabilities.

CASH PAID FOR INTEREST
During the year ended March 31, 2000 and 1999, the Company paid cash of $11,910 and $37,975, respectively, for interest expense.

NOTE 12 CONTINGENCY

The Company, through its wholly owned subsidiary, Ventura, which in turn owns Ferry Lane, owns certain property located in and around Butte, Montana which was owned by the former Anaconda Mining Company. The property is a subject property of the U.S. Environmental Protection Agency (EPA) and is considered to be a superfund cleanup site. Ferry Lane is among several companies that have been designated potentially responsible parties (PRPs) with potential responsibility for certain clean-up costs. The former owners, from whom Ferry Lane purchased the property, were given an indemnification, from environmental remediation costs, by Atlantic Richfield Company (ARCO). ARCO has not, however, formally confirmed the transfer of the indemnification to Ferry Lane and may have intended to qualify the indemnification. Ferry Lane may not be able to assert its rights under the indemnity. Accordingly, Ferry Lane may be subject to remediation and clean-up costs relating to its property should the EPA assert a claim against Ferry Lane and prevail in the claim. ARCO is the lead PRP and reserves the right to cost recovery actions against all other PRPs, including Ferry Lane. ARCO represents that it has spent in excess of $30,000,000 for remediation on the property owned by Ferry Lane and ARCO potentially could seek recovery of those costs from Ferry Lane and other PRPs. If Ferry Lane is subject to cost recovery by ARCO, Ferry Lane would, in turn, seek recovery form the property's previous owners. ARCO has not initiated any claims to date against Ferry Lane. The amount of the possible loss to Ferry Lane cannot be presently estimated and Management believes that the amount of any liability likely to be paid is not material. Accordingly, no liability has been accrued in the accompanying financial statements for Ferry Lane's potential liability for remediation costs relating to its property.

In the past, the EPA has required the Company transfer certain surface rights to ARCO for ARCO to maintain under EPA supervision. Future transfers may also occur. All transfers of assets have included the surface rights only and no mineral rights. The mineral rights are retained by the Company. The EPA has also considered requiring the Company to provide periodic maintenance of certain land which would include controlling the spread of certain vegetation. These are likely to be immaterial in cost and would be recorded as period maintenance expense.

NOTE 13 STOCK TRANSACTIONS

At the inception of the Company, 10,000,000 shares of common stock were issued to the incorporator in exchange for $10,000 of cash.

During the year ended March 31, 1998, 150,000 shares of common stock were distributed by the major shareholder in exchange for director services provided to the Company valued at $250,000, or $1.67 per share, based on the price shares had been traded in an open market for cash.


In connection with the acquisition of Ferry Lane on June 30, 1998, the Company issued notes payable of $29,181,486, net of a discount of $1,429,989 from interest imputed at 12%. In November 1998, as part of the acquisition of Ventura by Anglo, 20,611,475 of the notes were assumed by Granleigh, for which Granleigh received 10,000,002 shares of Anglo common stock. Also, in November 1998, 3,000,000 Anglo shares were issued by the Company and in January 1999, 3,000,000 Anglo shares were contributed by Granleigh upon conversion of and in full satisfaction of the $10,000,000 notes payable.

During the year ended March 31, 1999, 322,059 shares of common stock were distributed by the major shareholder in exchange for administrative salaries and services provided to the Company valued at $536,765, or $1.67 per share based on the price shares had been traded in an open market for cash.

During the year ended March 31, 2000, the Company issued 3,000,000 shares for administration salaries and services valued at $2.25 per share equal to the trading price on September 30, 1999, the date of issuance. On October 1, 1999, a related party transferred 50,000 shares of common stock from their own holdings to a third party on behalf of the Company for investor relation services. The shares were valued at $2.00 per share equal to the trading price on the date of issuance.

